Deloitte & Touche LLP
555 W. 5th Street, Suite 2700
Los Angeles, CA 90013-1010 USA
Tel:  +1 213 688 0800
Fax: +1 213-688 0100
www.deloitte.com


September 15, 2017


Ms. Christine Glavin
Chief Financial Officer
Rainier Investment Management, LLC
601 Union Street, Suite 3525
Seattle, WA 98101


Dear Ms. Glavin:

This is to confirm that the client-auditor relationship between the Rainier International Discovery Fund, a series of the Rainier Investment Management Mutual Funds (Investment Company Act number 811- 08270), and Deloitte & Touche LLP has ceased.


Yours truly,

Deloitte & Touche LLP


cc:
Office of the Chief Accountant SECPS Letter File
Securities and Exchange Commission Via email:
SECPSletters@sec.gov
Ms. Michelle Mosca, Chief Executive Officer
Mr. Gary Sundem, Chairperson of the Audit Committee